Exhibit 10.2

CASH AMERICA INTERNATIONAL, INC.

Summary of 2012 Short Term Incentive Plan

On January 25, 2012, the independent members of the Board of Directors (the “Board”) of Cash America International, Inc. (the “Company”), on the recommendation of its Management Development and Compensation Committee (the “Committee”), approved the terms and conditions of the short term incentive compensation plan for executive officers of the Company for 2012 (the “2012 STI plan”), which is a cash-based incentive plan that will be administered by the Committee under the Company’s Senior Executive Bonus Plan. Under the 2012 STI plan, a cash bonus pool may be funded based on the Company’s achievement of certain financial objectives for 2012. No executive officer has any contractual right to receive an award under the 2012 STI Plan.

The 2012 STI plan consists of the following three components (each an “STI Component”):

•	the EBT component (the “EBT Component”), which is based on the Company’s consolidated 2012 earnings before taxes, excluding certain unusual items;

•

the Retail Services Division component (the “Retail Services Division Component”), which is based on the 2012 earnings before taxes for the Retail Services Division, excluding certain unusual items; and

•

the E-Commerce Division component (the “E-Commerce Division Component”), which is based on the 2012 earnings before interest, taxes, depreciation and amortization of the E-Commerce Division, excluding certain unusual items.

The target 2012 short term incentive (“STI”) award for the Company’s Chief Executive Officer is 100% of his base salary, and the target 2012 STI award for all other executive officers is 70% of their respective base salaries. STI payments, if any, will be determined by the Committee in January 2013 and will be based on the following: (a) 50% on the EBT Component and 50% on the Retail Services Division Component for the Company’s President-Retail Services Division, (b) 100% on the E-Commerce Division Component for the Company’s President-E-Commerce Division and (c) 100% on the EBT Component for all other executive officers, including the Chief Executive Officer, Chief Financial Officer and General Counsel.

Under the terms of the 2012 STI plan, potential STI awards will begin to accrue under each STI Component once the Company exceeds a certain earnings threshold (the “Earnings Threshold”) established for that STI Component, and the potential STI awards can increase ratably up to 100% of the portion of a target award related to the applicable STI Component if earnings in the particular STI Component reach a specified earnings target (the “Earnings Target”) established for such STI Component. If earnings in a particular STI Component do not reach the Earnings Threshold applicable to such STI Component, no portion of the STI award related to that STI Component will be available for payment. If earnings in any STI Component exceed the applicable Earnings Target for such component, the potential STI award applicable to such STI Component will increase above the portion of the target award corresponding to such STI Component based on a formula set forth in the 2012 STI plan not to exceed a cap of 200% . The Committee also has discretion under the 2012 STI plan to reduce or eliminate amounts that may be paid under the plan but cannot award amounts greater than the amounts earned under the terms of the plan. The 2012 STI plan contains a “clawback” provision that allows the Committee to recoup all or some of the amount paid to an executive officer under certain circumstances when there is a material restatement of the Company’s financial results.